UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/18/2008

ABX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 14, 2008, ABX Air, Inc. ("ABX Air"), a wholly-owned subsidiary of ABX Holdings, Inc. ("ABX Holdings"), received from DPWN Holdings (USA), Inc. ("DHL") a demand for repayment of the Note, dated August 15, 2003, in the original principal amount of $92,948,714 originally issued by ABX Air to Airborne, Inc. (now DHL) (the "DHL Note"). The DHL Note was issued in connection with the spin-off of ABX Air from DHL. The demand was for payment in full of all amounts due and owing under the DHL Note (including principal and accrued but unpaid interest), which would total $92,932,962.

In its demand, DHL asserts that the acquisition by ABX Holdings of Cargo Holdings International, Inc. and the related financing transaction, which closed on December 31, 2007 (the "Cargo Acquisition"), constitutes a "change of control" under the terms of the DHL Note. The Cargo Acquisition and related transactions were described more fully in the Current Report on Form 8-K of ABX Holdings dated December 31, 2007, and filed with the Securities and Exchange Commission on January 7, 2008 (the "Cargo Closing 8-K"). ABX Air does not believe a "change of control" occurred in connection with the Cargo Acquisition and, accordingly, has disputed DHL's demand.

ABX Air had previously made arrangements for ABX Air or ABX Holdings to borrow from certain former significant shareholders of Cargo Holdings International, Inc. (the "Significant Shareholders") up to $61,000,000 (the "Significant Shareholder Loans") if the Cargo Acquisition resulted in DHL demanding repayment of the DHL Note. The proceeds from the Significant Shareholder Loans may only be applied to the DHL Note. A summary of the terms of the Significant Shareholders Loan and the documents underlying such loans were contained in and attached as exhibits to the Cargo Closing 8-K.

While ABX Air does not believe, and disputes, that the Cargo Acquisition constitutes a "change of control" under the terms of the DHL Note, the terms of the $345 million senior secured credit facility (the "Credit Facility") among ABX Holdings, ABX Air and CHI Acquisition Corp. with SunTrust Bank as Administrative Agent, Regions Bank as Syndication Agent and the other lenders from time to time a party thereto, which was entered into on December 31, 2007 in connection with the Cargo Acquisition, requires for ABX Air to utilize the Significant Shareholder Loans in the event ABX Air receives a demand from DHL for prepayment of the DHL Note.

More specifically, DHL's demand for payment of the DHL Note will not constitute an Event of Default under the Credit Facility, if and only if (1) the Escrow Agreement with the Significant Shareholders (the "Escrow Agreement") is in full force and effect at the time of such demand, (2) within five business days of receipt of DHL's demand, $61 million is distributed to ABX Holdings or ABX Air, and (3) 100% of such distribution is used to pay the DHL Note. ABX Air has requested the Required Lenders (as defined in the Credit Facility) to amend the Credit Facility to change the five business day requirement to 15 business days or such later date as may be reasonably agreed to by SunTrust Bank as the Administrative Agent. A summary of the terms of the Credit Facility and the documents underlying such Credit Facility were contained in and attached as exhibits to the Cargo Closing 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX HOLDINGS, INC.

Date: January 18, 2008	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary